Exhibit 99.1

[ONEOK LOGO APPEARS HERE]

News

February 23, 2004	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Andrea Chancellor
918-588-7570

ONEOK reports 2003 earnings

Tulsa, Okla.— ONEOK, Inc. (NYSE:OKE) today announced income from continuing operations for fiscal 2003 of $214.3 million, or $2.13 per diluted share of common stock compared with income from continuing operations of $156 million, or $1.30 per diluted share of common stock, for 2002.

For the fourth quarter, income from continuing operations was $61.5 million, or 65 cents per diluted share of common stock, compared with $34.6 million, or 30 cents per diluted share of common stock last year.

David Kyle, chairman, president and chief executive officer of ONEOK, said, “Obviously, I am pleased with the 2003 performance. The results clearly show that our focus on executing our business strategy brings positive results for shareholders. We continue to look for opportunities to expand while we look to improve upon our existing operations.”

2003 results included:

•	Operating income of $446.1 million, compared with $371.5 million one year ago,
•	Cash flow from continuing operations, before changes in working capital, of $506 million, which exceeded capital expenditures of $215.1 million and dividends of $71 million by $219.9 million, and
•	Net income of $1.22 per diluted share of common stock compared with $1.39 per diluted share of common stock in 2002.

The following table shows the components of net income and earnings per share of common stock, net of tax:

	Year Ended December 31,
	2003		2002
(Net Income in Millions of Dollars)	Net Income	EPS	Net Income	EPS
Income from continuing operations	$214.3	$2.13	$156.0	$1.30
Income from operations of discontinued component	2.3	0.02	10.6	0.09
Gain on sale of discontinued component	39.8	0.35	—	—
Cumulative effect of rescission of EITF 98-10	(141.8)	(1.26)	—	—
Cumulative effect of adoption of FAS 143	(2.1)	(0.02)	—	—

Net income	$112.5	$1.22	$166.6	$1.39

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

Fourth quarter results

•	Operating income of $119.8 million, compared with $86.9 million for one year ago.
•	Reimbursement of $8 million for legal costs related to the previously terminated acquisition of Southwest Gas Corporation.
•	An accrual of a $5 million contribution to the ONEOK Foundation.
•	An accrual of $6 million in legal contingencies, including a $3 million settlement with the Commodity Futures Trading Commission.
•	Including income from discontinued operations, net income of $62.9 million or 66 cents per diluted share of common stock, compared with $37.9 million, or 33 cents per diluted share of common stock for the same period in 2002.

ONEOK business outlook

The company reaffirms its December 19, 2003 earnings guidance for 2004, in the range of $2.12 to $2.18 per share of common stock. This earnings guidance includes:

•	The Wagner & Brown Ltd. reserve acquisition closed in December 2003, which added 177.2 Bcfe of proved gas reserves and is expected to increase the production segment’s operating income to $48 million for 2004;
•	Hedges in our production segment at December 31, 2003, on approximately 89 percent of our anticipated 2004 natural gas production at a weighted average wellhead price of $5.28 per MMBtu, and on approximately 89 percent of our anticipated crude oil production at an average NYMEX price of $30.35 per Bbl;
•	The offering of 6.9 million of our common shares announced February 3, 2004;
•	The rate increase effective in Oklahoma on February 1, 2004, which is estimated to increase operating income by approximately $9 million compared with 2003;
•	A full year of the rate increase in Kansas, which is expected to increase operating income by approximately $20 million compared with 2003;
•	Interest rate swaps, which are expected to result in interest savings of $28.6 million in 2004 as compared with $24.4 million in 2003;
•	An increase in benefit costs of approximately $14 million in 2004 due to changes in discount rates, return on assets rates, census data and cost inflation; and
•	Capital expenditures for 2004 in the range of $270 to $280 million.

2003 business segment results

Production

Operating income increased to $16.1 million in 2003 compared with $10.3 million in 2002 because of:

•	Higher realized natural gas and crude oil prices;
•	Higher natural gas production volumes reflecting a partial month of production on properties acquired in December 2003; and

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

•	Lower depreciation and depletion rates due to a successful drilling program and a production mix which provided for increased production out of lower cost fields.

These increases were partially offset by increased operating costs resulting from:

•	Higher production taxes resulting from higher prices;
•	Higher well operating costs due to maintenance and workovers; and
•	Higher administrative costs.

The production segment owns, develops and produces natural gas and oil reserves in Oklahoma and Texas. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Operating income for 2003 increased by almost 90 percent to $62.7 million, compared with $33.1 million for 2002 as a result of:

•	Increased prices for natural gas, natural gas liquids and crude oil, partially offset by reduced volumes;
•	Ongoing restructuring of contracts to mitigate exposure to unfavorable keep whole spreads;
•	Modifications of plant operations to optimize production of specific commodities in line with favorable pricing conditions; and
•	Decreases in operating costs.

These increases were partially offset by decreased revenues and volumes resulting from the sale of gas processing plants and related gathering systems in December 2002.

The gathering and processing segment is engaged in the gathering and processing of natural gas and the fractionation, storage, transportation and marketing of natural gas liquids. The segment currently has a processing capacity of approximately 2 Bcf/d, of which approximately 0.2 Bcf/d is currently idle. Our gathering and processing segment owns approximately 13,800 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Operating income decreased to $50.8 million in 2003, compared with $53.3 million in 2002 as a result of:

•	The sale of operational inventory gas in 2002, which provided $12.7 in net revenues, partially offset by revenues from the increased storage capacity created by those sales; and
•	The impact of higher prices on the valuation of net retained fuel.

The transportation and storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and gas gathering facilities in Oklahoma, Kansas and

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

Texas. The storage facilities have a combined working capacity of 59.6 Bcf, of which 8 Bcf is temporarily idle.

Distribution

Operating income in 2003 increased to $117.8 million, compared with $95.2 million in 2002 as a result of:

•	The addition of $25.1 million of operating income resulting from the Texas gas distribution assets acquired in January 2003; and
•	Approval of a rate order in Kansas, which increased operating income by $9.8 million for 2003.

Fiscal 2002 included an additional $14.2 million in operating income due to a reduction in gas costs based on our settlement with the Oklahoma Corporation Commission.

The distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. The companies are the largest natural gas distributors in Kansas and Oklahoma and the third largest in Texas. Overall, the companies serve almost 2 million customers.

Marketing and Trading

Operating income increased to $197 million in 2003, compared with $181.5 million in 2002 as a result of:

•	Volatility in gas prices in the first part of 2003;
•	Colder than normal weather which allowed us to take advantage of our storage and transport capacity; and
•	Expansion of retail operations into Wyoming, Nebraska and Texas.

The revenue from Marketing and Trading is derived from the following three sources:

	Year Ended December 31,
	2003	2002
	(Millions of Dollars)
Marketing and storage	$100	$125
Retail marketing	20	12
Trading crude, power, NGLs and gas options	116	77

	236	214
Less: expenses	39	32

Operating income	$197	$182

The marketing and trading segment purchases, stores, markets and trades natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct access to all regions of the country providing flexibility to capture volatility in the energy markets. The segment also markets and trades oil and power on a smaller scale.

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

Fourth quarter business unit results

Production

Fourth quarter operating income decreased to $3.8 million from $4.4 million for the same quarter last year as a result of increased operating and employee costs.

Gathering and Processing

Fourth quarter operating income increased to $21.6 million, compared with $17.9 million for the same quarter last year as a result of increases in prices for natural gas, natural gas liquids and crude oil.

These increases were partially offset by:

•	Reduced volumes, primarily due to the sale of gas processing plants and related gathering systems in December 2002; and
•	Increased bad debt expense.

Transportation and Storage

Fourth quarter operating income decreased to $13.5 million, compared with $15.3 million for the same quarter last year as a result of the sale of operational inventory gas in 2002, which provided $4.7 in net revenues, and increased employee costs and general taxes. This decrease in operating income was partially offset by the impact of higher prices on the valuation of net retained fuel.

Distribution

Fourth quarter operating income increased to $48.3 million, compared with $30.4 million for the same quarter one year ago as a result of:

•	Additional operating income of $5.7 million from our Texas gas distribution assets acquired in January 2003;
•	Approval of a rate order in Kansas, which increased operating income by $8.9 million in 2003; and
•	Increased customer transport revenues in Oklahoma.

Marketing and Trading

Fourth quarter operating income was $33.2 million, compared with $17.1 million for the same quarter a year ago as a result of new market penetration into the upper Midwest and the Southeast corridor of the United States. The 2002 operating income reflects the impact of mark-to-market accounting for certain storage and transportation contracts, which are accounted for under accrual accounting for 2003.

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

Earnings Conference Call

The ONEOK year-end conference call will be held at 11 a.m. Eastern time (10 a.m. Central time) on February 24, 2004. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-866-246-6870, pass code 3945333. A recording of the call will be available on the Web site for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-866-219-1444, pass code 3945333.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income for the east Texas gas and oil properties and related gathering systems acquired from Wagner & Brown, Ltd. in December 2003 and the Texas properties acquired from Southern Union Company early in January 2003, a reduction in operating income and a recognition of gains from the sale of some of the assets of our production segment and a reduction in operating income from the sale of some of our midstream natural gas assets; management’s plans and objectives for future operations, including anticipated capital expenditures related to the east Texas properties acquired from Wagner & Brown, Ltd. and the Texas properties acquired from Southern Union Company and anticipated reductions in capital expenditures related to the sale of some of the assets of our production segment; expectations relating to pending or possible acquisitions and dispositions; expectations as to the dividend level on our common stock; business prospects; outcome of regulatory proceedings; market conditions; and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this press release identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;
•	the effects of weather and other natural phenomena on sales and prices;
•	competition from other energy suppliers as well as alternative forms of energy;
•	the capital intensive nature of our business;
•	further deregulation, or “unbundling,” of the natural gas business;
•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;
•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;
•	economic climate and growth in the geographic areas in which we do business;
•	the uncertainty of estimates, including estimates for oil and gas reserves;
•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

•	the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East or elsewhere;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;
•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;
•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;
•	our ability to access capital at competitive rates or on terms acceptable to us;
•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and
•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,		Quarter Ended December 31,
	2003	2002	2003	2002
	(Thousands of Dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$2,769,214	$1,894,851	$803,184	$578,792
Energy trading revenues, net	229,782	209,429	45,844	22,593
Cost of gas	1,862,518	1,128,620	542,320	367,640

Net Revenues	1,136,478	975,660	306,708	233,745

Operating Expenses
Operations and maintenance	463,116	401,328	130,120	97,818
Depreciation, depletion, and amortization	160,861	147,843	40,620	36,521
General taxes	66,437	55,011	16,170	12,468

Total Operating Expenses	690,414	604,182	186,910	146,807

Operating Income	446,064	371,478	119,798	86,938

Other income	9,329	12,426	4,007	1,631
Other expense	6,389	19,038	3,634	5,642
Interest expense	104,185	106,405	25,667	23,379

Income before income taxes	344,819	258,461	94,504	59,548

Income taxes	130,527	102,485	32,962	24,959

Income from continuing operations	214,292	155,976	61,542	34,589
Discontinued operations, net of taxes:
Income from operations of discontinued component	2,342	10,648	—	3,335
Gain on sale of discontinued component	39,739	—	1,370	—
Cumulative effect of a change in accounting principle, net of tax	(143,885)	—	—	—

Net Income	112,488	166,624	62,912	37,924
Preferred stock dividends	24,211	37,100	—	9,275

Income Available for Common Stock	$88,277	$129,524	$62,912	$28,649

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$2.38	$1.31	$0.71	$0.30
Earnings per share from operations of discontinued component	$0.02	$0.09	$—	$0.03
Earnings per share from gain on sale of discontinued component	$0.36	$—	$0.02	$—
Earnings per share from cumulative effect of a changes in accounting principle	$(1.28)	$—	$—	$—

Net earnings per share, basic	$1.48	$1.40	$0.73	$0.33

Diluted:
Earnings per share from continuing operations	$2.13	$1.30	$0.65	$0.30
Earnings per share from operations of discontinued component	$0.02	$0.09	$—	$0.03
Earnings per share from gain on sale of discontinued component	$0.35	$—	$0.01	$—
Earnings per share from cumulative effect of a changes in accounting principle	$(1.28)	$—	$—	$—

Net earnings per share, diluted	$1.22	$1.39	$0.66	$0.33

Average Shares of Common Stock (Thousands)
Basic	80,569	99,914	86,270	100,072
Diluted	96,999	100,528	95,300	100,584

Dividends per share of Common Stock	$0.69	$0.62	$0.18	0.155

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31 2002
Assets	(Thousands of Dollars)
Current Assets
Cash and cash equivalents	$12,172	$73,522
Trade accounts and notes receivable, net	970,141	773,017
Materials and supplies	18,962	16,949
Gas in storage	500,439	58,544
Unrecovered purchased gas costs	—	3,576
Assets from price risk management activities	289,417	724,842
Deposits	42,424	—
Other current assets	46,184	44,790
Assets of discontinued component	—	276

Total Current Assets	1,879,739	1,695,516

Property, Plant and Equipment
Production	404,254	144,174
Gathering and Processing	1,036,080	993,504
Transportation and Storage	699,676	689,150
Distribution	2,813,800	2,169,382
Marketing and Trading	126,315	124,512
Other	99,549	94,778

Total Property, Plant and Equipment	5,179,674	4,215,500
Accumulated depreciation, depletion, and amortization	1,525,479	1,200,451

Net Property, Plant and Equipment	3,654,195	3,015,049

Deferred Charges and Other Assets
Regulatory assets, net	213,915	217,978
Goodwill	225,615	113,510
Assets from price risk management activities	113,052	360,645
Prepaid pensions	120,618	125,426
Investments and other	69,283	55,526

Total Deferred Charges and Other Assets	742,483	873,085

Non-current assets of discontinued component	—	225,061

Total Assets	$6,276,417	$5,808,711

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
	(Thousands of Dollars)
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$6,334	$6,334
Notes payable	600,000	265,500
Accounts payable	813,895	672,153
Accrued taxes	102,637	41,922
Accrued interest	32,999	29,202
Customers' deposits	34,692	21,096
Unrecovered purchased gas costs	51,378	—
Liabilities from price risk management activities	302,878	496,467
Deferred income taxes	150,816	130,328
Other	130,174	125,129
Liabilities of discontinued component	—	1,445

Total Current Liabilities	2,225,803	1,789,576

Long-term Debt, excluding current maturities	1,878,264	1,511,118
Deferred Credits and Other Liabilities
Deferred income taxes	414,734	475,163
Liabilities from price risk management activities	112,714	309,070
Lease obligation	100,292	109,051
Other deferred credits	303,218	208,106

Total Deferred Credits and Other Liabilities	930,958	1,101,390

Non-current Liabilities of Discontinued Component	—	41,015

Total Liabilities	5,035,025	4,443,099

Commitments and Contingencies
Shareholders’ Equity
Convertible Preferred Stock, $0.01 par value:
Series A authorized 20,000,000 shares; issued and outstanding 19,946,448 shares at December 31, 2002	—	199
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 98,194,674 shares and outstanding 95,194,666 shares at December 31, 2003; issued 63,438,441 shares and outstanding 60,761,064 shares at December 31, 2002	982	634
Paid in capital	815,870	903,918
Unearned compensation	(3,422)	(2,716)
Accumulated other comprehensive loss	(17,626)	(5,546)
Retained earnings	495,971	507,836
Treasury stock at cost: 3,000,008 shares at December 31, 2003 and 2,677,377 shares at December 31, 2002	(50,383)	(38,713)

Total Shareholders’ Equity	1,241,392	1,365,612

Total Liabilities and Shareholders’ Equity	$6,276,417	$5,808,711

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
	(Thousands of Dollars)
Operating Activities
Income from continuing operations	$214,292	$155,976	$78,837
Depreciation, depletion, and amortization	160,861	147,843	133,533
Gain on sale of assets	292	(1,213)	(1,120)
Gain on sale of equity investments	—	(7,622)	(758)
Income from equity investments	(1,547)	(366)	(8,109)
Deferred income taxes	111,789	165,723	120,189
Stock based compensation expense	6,286	2,121	1,110
Allowance for doubtful accounts	14,073	12,478	43,495
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	(156,887)	(122,733)	909,284
Inventories	(428,408)	27,334	(11,854)
Unrecovered purchased gas costs	54,954	41,522	(43,520)
Deposits	(42,424)	41,781	79,019
Regulatory assets	(13,467)	(543)	(8,387)
Accounts payable and accrued liabilities	100,961	239,167	(701,153)
Price risk management assets and liabilities	27,651	(19,038)	(198,611)
Other assets and liabilities	(52,629)	86,062	(49,992)

Cash Provided by (Used In) Continuing Operations	(4,203)	768,492	341,963
Cash Provided by Discontinued Operations	8,285	43,789	63,388

Cash Provided by Operating Activities	4,082	812,281	405,351

Investing Activities
Changes in other investments, net	(1,126)	2,015	981
Acquisitions	(690,302)	(4,036)	(14,940)
Capital expenditures	(215,148)	(210,652)	(306,022)
Proceeds from sale of property	3,084	102,390	7,911
Proceeds from sale of equity investment	—	57,461	7,425

Cash Used in Continuing Operations	(903,492)	(52,822)	(304,645)
Cash Provided by (Used in) Discontinued Operations	280,669	(22,393)	(36,407)

Cash Used in Investing Activities	(622,823)	(75,215)	(341,052)

Financing Activities
Borrowing (payments) of notes payable, net	334,500	(333,606)	(225,000)
Change in bank overdraft	20,574	14,584	(141,923)
Issuance of debt	404,964	3,500	401,367
Payment of debt issuance costs	(2,564)	—	—
Payment of debt	(16,148)	(305,623)	(7,583)
Purchase of Series A Convertible Preferred Stock	(300,000)	—	—
Purchase of common stock	(50,000)	—	—
Issuance of common stock	224,412	—	5,447
Issuance of treasury stock, net	12,616	3,673	5,214
Dividends paid	(70,963)	(74,301)	(73,841)

Cash Provided by (Used In) Financing Activities	557,391	(691,773)	(36,319)

Change in Cash and Cash Equivalents	(61,350)	45,293	27,980
Cash and Cash Equivalents at Beginning of Period	73,522	28,229	249

Cash and Cash Equivalents at End of Period	$12,172	$73,522	$28,229

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

ONEOK, Inc.

INFORMATION AT A GLANCE

	Year Ended December 31,		Quarter Ended December 31,
	2003	2002	2003	2002
Production
Net Revenues	$44.0	$32.5	$11.8	$9.4
Depreciation, depletion, and amortization	$12.1	$13.8	$3.3	$3.8
Operating Income	$16.1	$10.3	$3.8	$4.4
Proved reserves
Gas (MMcf)	221,119	61,748	—	—
Oil (MBbls)	4,127	2,461	—	—
Production
Gas (MMcf)	7,486	7,370	2,204	1,815
Oil (MBbls)	265	273	63	71
Average realized price
Gas ($/Mcf)	$4.78	$3.49	$4.70	$4.20
Oil ($/Bbls)	$27.25	$24.37	$28.05	$26.60
Capital expenditures	$18.7	$17.8	$5.8	$3.6

Gathering and Processing
Net revenues	$214.1	$194.4	$62.0	$55.3
Depreciation, depletion, and amortization	$29.3	$33.5	$7.4	$7.3
Operating Income	$62.7	$33.1	$21.6	$17.9
Total gas gathered (MMMBtu/d)	1,171	1,205	1,152	1,155
Total gas processed (MMMBtu/d)	1,209	1,411	1,189	1,399
Natural gas liquids sales (MBbls/d)	114	95	116	101
Natural gas liquids produced (MBbls/d)	59	73	60	74
Gas sales (MMMBtu/d)	330	343	304	345
Capital expenditures	$20.6	$43.1	$8.4	$8.0
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.59	$0.41	$0.59	$0.49
Average NYMEX crude oil price ($/Bbl)	$30.98	$25.41	$30.00	$28.73
Average natural gas price ($/MMBtu) (mid-continent region)	$5.06	$3.00	$4.34	$3.76

Transportation and Storage (a)
Net Revenues	$113.7	$117.6	$29.7	$30.5
Depreciation, depletion, and amortization	$16.7	$17.6	$4.2	$4.1
Operating Income	$50.8	$53.3	$13.5	$15.3
Volumes transported (MMcf)	449,261	507,972	108,118	128,843
Capital expenditures	$15.2	$20.6	$4.8	$1.3
Average natural gas price ($/MMBtu) (mid-continent region)	$5.06	$3.00	$4.34	$3.76

Distribution (a)
Net Revenues	$526.2	$414.4	$158.5	$113.2
Depreciation, depletion, and amortization	$95.7	$76.1	$24.0	$19.6
Operating Income	$117.8	$95.2	$48.3	$30.4
Average number of customers	1,990,757	1,439,657	—	—
Capital expenditures	$153.4	$115.6	$46.4	$27.8
Natural gas volumes (MMcf)
Gas Sales	207,692	177,041	51,558	47,871
Transportation	223,771	193,701	58,045	68,292

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ONEOK, Inc.

Year-End 2003 Earnings

February 23, 2004

Marketing
Net Revenues	$236.4	$214.5	$45.0	$24.3
Depreciation, depletion, and amortization	$5.7	$5.3	$1.4	$1.3
Operating Income	$197.0	$181.5	$33.2	$17.1
Natural gas volumes (MMcf)	1,011,530	998,537	256,761	280,321
Power volumes (MMwh)	2,086	2,228	782	1,010
Physically settled volumes (MMcf)	2,027,853	1,990,371	508,159	551,134
Capital expenditures	$0.6	$2.3	$0.1	—

Discontinued Component
Net Revenues	$7.7	$64.0	$—	$18.2
Depreciation, depletion, and amortization	$1.9	$24.8	$—	$6.2
Operating Income	$3.8	$17.5	$—	$5.5
Proved reserves
Gas (MMcf)	—	177,828	—	—
Oil (MBbls)	—	2,787	—	—
Production
Gas (MMcf)	1,472	18,036	—	4,498
Oil (MBbls)	53	241	—	62
Average realized price
Gas ($/Mcf)	$4.10	$3.19	$—	$3.79
Oil ($/Bbls)	$32.28	$25.00	$—	$27.74
Capital expenditures	$—	$21.8	$—	$2.9

(a)	Amounts have been adjusted to reflect the transfer of certain transmission assets from the Transportation and Storage segment to the Distribution segment effective July 1, 2002.